Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by and between Hock E. Tan, an individual (“Mr. Tan”), and Integrated Device Technology, Inc., a Delaware corporation (the “Company”), effective as of March 30, 2006 (the “Effective Date”).

WHEREAS, Mr. Tan serves in the capacity as both Chairman and member of the Board of Directors of the Company (the “Board”) and as an executive officer of the Company pursuant to that Employment Agreement dated as of June 15, 2005 between Mr. Tan and the Company (the “Employment Agreement”) that was entered into in connection with the transactions contemplated by the Agreement and Plan of Merger among the Company, Integrated Circuit Systems, Inc. (“ICS”) and a merger subsidiary of the Company, pursuant to which transactions ICS became a wholly owned subsidiary of the Company;

WHEREAS, Mr. Tan has concluded his primary responsibilities as an executive officer of the Company in the management of the transition and integration of the business and operations of ICS with the business and operations of the Company, and Mr. Tan and the Company have now mutually agreed to the transition of Mr. Tan’s duties with the Company to a position in a non-executive capacity;

WHEREAS, the Company now wishes to retain Mr. Tan to perform services to the Company as non-executive Chairman and a non-employee member of the Board and wishes to provide Mr. Tan with certain compensation and benefits in return for Mr. Tan’s services, and Mr. Tan now wishes to provide services as non-executive Chairman and a non-employee member of the Board in return for certain compensation and benefits; and

WHEREAS, the Company and Mr. Tan (collectively referred to as the “Parties”) intend that this Agreement shall set forth the terms of their agreement with respect to the foregoing, and that this Agreement shall supersede all prior agreements between the Company and Mr. Tan, including the Employment Agreement, but excluding the Non-Disclosure Agreement and Outstanding Stock Options (as hereinafter referenced and defined).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Transition to Non-Executive Chairman.

(a) Termination of Executive Officer Position. Effective as of March 31, 2006 (the “Transition Date”), Mr. Tan hereby acknowledges that he has terminated service with the Company as an executive officer and all other positions that he holds as an employee of the Company and all affiliates of the Company. Except as expressly provided in this Agreement, Mr. Tan’s employment and entitlement to compensation and benefits from the Company and eligibility to participate in the Company’s benefit plans applicable to employees ended on the Transition Date.

(b) Non-Executive Chairman Duties. During the Term (as hereinafter defined), Mr. Tan shall serve as Chairman in a non-executive capacity and a non-employee member of the Board, and shall provide such consulting services as are directed by the Board from time to time. Mr. Tan shall report directly to the Board, and during the Term shall commit the time necessary to fulfill the duties that are commensurate and contemplated by his position as Chairman and a non-employee member of the Board.

(c) Term. Mr. Tan’s services as Chairman and non-employee member of the Board shall continue until the earlier to occur of (i) September 15, 2007 or (ii) the date of resignation by Mr. Tan or termination by the Company of his position hereunder (the “Term”). Mr. Tan may resign from his position as Chairman and a non-employee member of the Board at any time and for any or no reason. The Company may terminate Mr. Tan’s position as Chairman and as a non-employee member of the Board for Cause or without Cause, provided such termination without Cause is approved by no less than 75% of the members of the Board. If Mr. Tan’s service with the Company as Chairman and a non-employee member of the Board terminates for any reason, Mr. Tan shall not be entitled to any payments, benefits, damages, awards or other compensation other than as expressly provided in this Agreement. For purposes of this Agreement, “Cause” shall mean: (1) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates; (2) substantial and willful failure to perform specific and lawful directives of the Board as reasonably determined by the Board; (3) willful and knowing violation of any material rules or regulations of any governmental or regulatory body; or (4) conviction of or plea of guilty or nolo contendere to a felony.

(d) Status. Mr. Tan hereby acknowledges that during the Term, Mr. Tan shall be an independent contractor of the Company and not an employee of the Company for purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or the like.

(e) Cooperation. Mr. Tan hereby agrees that he shall in good faith make himself available to assist, and cooperate with, the Company in connection with any matters relating to the business or affairs of the Company, its subsidiaries and affiliates, and any future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company, its subsidiaries and affiliates or to Mr. Tan’s services as an officer, director or employee of the Company. Mr. Tan shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably required by the Company from time to time.

2. Compensation. In consideration of Mr. Tan’s performance of services as Chairman and a non-employee member of the Board and Mr. Tan’s execution and delivery of this Agreement and non-revocation of the general release of claims contained herein, during the Term, Mr. Tan shall be entitled to receive the following compensation and benefits from the Company:

(a) Chairman and Non-Employee Director Compensation Policies. Mr. Tan shall be eligible to receive compensation and benefits under and participate in the compensation arrangements, policies and programs applicable to non-employee members and the Chairman of the Board as may be adopted from time to time by the Board or the Compensation Committee of the Board.

(b) Cash Payment. Mr. Tan shall receive a cash payment in a lump sum, which shall be payable on January 1, 2007, in an amount equal to $473,958, less applicable taxes and other applicable withholding.

(c) Stock Options. During the Term, Mr. Tan’s Outstanding Stock Options shall continue to vest and be exercisable, if applicable, pursuant to the terms of the Company equity plan(s) and stock option agreements pursuant to which they were granted. The exercisability of Mr. Tan’s Outstanding Stock Options following the expiration of the Term shall be governed by the provisions of the applicable Outstanding Stock Options. For purposes of this Agreement, “Outstanding Stock Options” shall mean the stock options granted pursuant to the stock option agreements between Mr. Tan and the Company prior to the Transition Date.

(d) COBRA Reimbursement. To the extent Mr. Tan elects to continue his medical and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Coverage”), the Company shall reimburse Mr. Tan for the cost to continue COBRA Coverage for Mr. Tan and his eligible dependents who participated in Mr. Tan’s medical and dental plans on the date immediately preceding the Transition Date for the period commencing on the Transition Date and ending on the earlier to occur of (i) the date Mr. Tan becomes eligible to participate in the medical plan of a subsequent employer and (ii) the first anniversary of the Transition Date.

3. Covenants by Mr. Tan.

(a) Mr. Tan hereby acknowledges and reaffirms his obligations under the Non-Disclosure and Proprietary Rights Agreement between the Company and Mr. Tan (the “Non-Disclosure Agreement”), which is incorporated herein by reference, regarding Mr. Tan’s obligations to the Company relating to the confidential information and intellectual property of the Company. Mr. Tan also hereby confirms that he is aware that the provisions of the Non-Disclosure Agreement survive termination of his employment and service with the Company.

(b) Confidentiality. Except as may be required by applicable law or the rules and regulations of any national securities exchange or national automated quotation system, Mr. Tan shall not, at any time or under any circumstances during the Term and thereafter, except for the benefit of the Company in carrying out Mr. Tan’s duties hereunder, directly or indirectly communicate or disclose to any person any confidential knowledge or information of the Company or any of its subsidiaries howsoever acquired (except as set forth below), nor shall Mr. Tan utilize or make available any such knowledge or information directly or indirectly in connection with any business or activity in which Mr. Tan is or proposes to be involved, or in connection with the transfer or proposed transfer of any of Mr. Tan’s securities or in connection with the solicitation or acceptance of employment with any person. Knowledge and information subject to this Section 3(a) includes, but is not limited to, formulas, circuits, drawings, designs, mask works, plans, proposals, marketing and sales data, financial information, cost and pricing information, customer lists, trade secrets, personnel information, policies and procedures, organizational charts, telephone directories, and concepts and ideas related to the past, present, or future business of the Company or any affiliated entity (including parents and subsidiaries, including but not limited to ICS) which have not been publicly released by duly authorized representatives of the Company. Mr. Tan will be under no obligation of confidentiality with respect to any information that Mr. Tan can show (i) is or becomes available to the general public through no fault of Mr. Tan; (ii) was known to Mr. Tan before disclosure without obligation of confidentiality; (iii) is independently developed by Mr. Tan; or (iv) is lawfully received from a third party without obligation of confidentiality.

(c) Return of Property to Company. Mr. Tan hereby represents and warrants that, as of the Transition Date, Mr. Tan has returned to the Company all written, descriptive or tangible matter containing confidential information, including all copies thereof, which was developed or compiled by Mr. Tan or made available to Mr. Tan in the course of employment with the Company, including without limitation, drawings, blueprints, tapes, disks, codes, descriptions or other papers, documents or materials that contain any such confidential information. Furthermore, Mr. Tan hereby represents and warrants that, as of the Transition Date, Mr. Tan has returned all Company property including, without limitation, all computer (hardware and software) and business equipment, drawings, designs, specifications, tapes, disks, codes, notes, memoranda or data made available or furnished to Mr. Tan by, or obtained by Mr. Tan from, the Company or any of its subsidiaries or affiliates, and any copies thereof, whether or not they contain confidential information. Anything to the contrary notwithstanding, nothing in this Section 3(c) shall require Mr. Tan to return to the Company such property of the Company that Mr. Tan will require for purposes of carrying out his duties as non-executive Chairman.

(d) Non-Competition and Non-Solicitation.

(i) Mr. Tan acknowledges that in Mr. Tan’s position of Chairman of the Board, Mr. Tan occupies a position of trust and confidence. Mr. Tan understands that the following restrictions may limit Mr. Tan’s ability to earn a livelihood in a business which, directly or indirectly, competes with the Company. However, Mr. Tan hereby agrees that he has and will receive sufficient consideration and other benefits as an employee or other service provider of the Company to clearly justify such restrictions which, in any event, given Mr. Tan’s skills and ability will not prevent Mr. Tan from earning a living. Mr. Tan acknowledges that all restrictions contained in Section 3(d) are reasonable and valid for the adequate protection of the legitimate business interests and goodwill of the Company and are no broader than are necessary to protect such interests and goodwill.

(ii) Mr. Tan shall not (without the prior written consent of the Board) during the Term and for twelve (12) months thereafter, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Company), whether as principal, agent, stockholder or in any other capacity whatsoever carry on, or be engaged in, or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business or which is in whole or in part competitive with any of the businesses carried on by the Company within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company).

(iii) Mr. Tan shall not (without the prior written consent of the Board) during the Term and for twelve (12) months thereafter, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Company), whether as a principal, agent, stockholder or in any other capacity whatsoever:

(1) solicit or attempt to solicit any customer or prospective customer for the purpose of (A) persuading or attempting to persuade any such customer to cease doing business or to curtail the business which such customer or prospective customer has customarily conducted or contemplating conducting with the Company (including any subsidiary, including but not limited to ICS, or any affiliated corporation), whether or not the relationship between the Company and such customer or prospective customer was originally established in whole or in part through the efforts of Mr. Tan; or (B) to solicit the business of such customer or prospective customer in respect to any products or services which are competitive with the Company (including any subsidiary, including but not limited to ICS, or any affiliated corporation); or

(2) solicit or attempt to solicit or assist any individual or entity to solicit the employment or engagement of or otherwise entice away from the employment of the Company (including any subsidiary, including but not limited to ICS, or any affiliated corporation) any employee of the Company (including any subsidiary, including but not limited to ICS, or any affiliated corporation).

(iv) The Parties hereby agree that any breach by Mr. Tan of this Section 3(d) shall be deemed to cause the Company irreparable harm that cannot adequately be compensated for in damages and that the Company in addition to all other remedies, shall be entitled to injunctive or other equitable relief to restrain such breach.

(e) Cumulative Rights. The various rights and remedies of the Company hereunder are cumulative and non-exclusive of one another. The use of or resort to any one such right or remedy shall not preclude or limit the exercise of any other right or remedy by the Company. The provisions of this Agreement shall not in any way limit or abridge the rights of the Company in the obligations of Mr. Tan at common law or under statue, including but not limited to the laws of unfair competition, copyright, trade secrets, and trade-mark, all of which shall be in addition to the Company’s rights and Mr. Tan’s obligations under this Agreement. Mr. Tan acknowledges that Mr. Tan is a fiduciary of the Company.

4. General Release of Claims by Mr. Tan.

(a) For good and valuable consideration, including the payment and benefits provided to Mr. Tan pursuant to this Agreement, which payments and benefits Mr. Tan hereby acknowledges are in addition to any consideration to which Mr. Tan would otherwise be entitled, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Mr. Tan is or has been a participant by virtue of his employment with or service to the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Mr. Tan has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Mr. Tan’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under the federal Civil Rights Act of 1866 and 1867; Title VII of the Civil Rights Act of 1964, as amended; the federal Civil Rights and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the Unites States Code, as amended; the federal Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budge Reconciliation Act of 1985; the federal Family and Medical Leave Act of 1992; the Federal Worker Adjustment and Retraining Notification Act of 1988; the federal Vocational Rehabilitation Act of 1973; the federal Equal Pay Act of 1963; the federal Fair Labor Standards Act; the National Labor Relations Act, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California Workers’ Compensation Act; the California Unruh and Ralph Civil Rights Act; the California Alcohol and Drug Rehabilitation Law; the California Equal Pay Law; provided, however, that the foregoing release shall not apply with respect to any rights Mr. Tan has under any indemnification agreement between the Company and Mr. Tan, under the Company’s Amended and Restated Certificate of Incorporation or Bylaws as in effect on the date hereof and under this Agreement.

(b) Mr. Tan acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. By signing this Agreement, Mr. Tan hereby acknowledges and confirms the following:

(i) Mr. Tan is providing the release and discharge set forth in this Agreement in exchange for consideration in addition to anything of value to which Mr. Tan is already entitled;

(ii) Mr. Tan was advised by the Company in writing to consult with an attorney of Mr. Tan’s choice prior to signing this Agreement and to have such attorney explain to Mr. Tan the terms of the release contained in this Agreement, including, without limitation, the terms relating to his release of claims arising under the ADEA;

(iii) Mr. Tan has read this Agreement carefully and completely and understands each of the terms thereof, including the terms of the release;

(iv) Mr. Tan is aware that he has twenty-one (21) days in which to consider the terms of this Agreement and the release contained in this Agreement. To the extent Mr. Tan has executed this Agreement within less than twenty-one (21) days after its delivery to Mr. Tan, Mr. Tan hereby acknowledges that Mr. Tan’s decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary. For a period of seven days following the date of Mr. Tan’s execution and delivery of this Agreement, Mr. Tan has the right to revoke the release in this Agreement (the “Revocation Period”). In the event that Mr. Tan exercises his right to revoke the release contained in this Agreement, this Agreement shall terminate and be of no further effect, with no liability to either Party. The Revocation Period shall expire at 5:00 p.m. California time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. No such revocation by Mr. Tan shall be effective unless it is in writing and signed by Mr. Tan and received by the Company prior to the expiration of the Revocation Period;

(v) As set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, Mr. Tan understands that Mr. Tan is not waiving any rights or claims provided under ADEA that may arise after this Agreement is executed by Mr. Tan.

(c) MR. TAN ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, MR. TAN HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

5. Miscellaneous Provisions.

(a) Entire Agreement. This Agreement, the Non-Disclosure Agreement and the Outstanding Stock Options set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein between Mr. Tan and the Company, including, without limitation, the Employment Agreement.

(b) Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of Mr. Tan and the successors and permitted assigns of the Company, respectively.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3, 4 and 5 of this Agreement shall survive any termination of Mr. Tan’s services or any termination of this Agreement.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: Vice President, Human Resources

If to Mr. Tan:

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any Party may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

(j) Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement may be settled by arbitration, conducted in Santa Clara County, California in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Mr. Tan hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 3, and Mr. Tan consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law. Each party shall bear its own attorney’s fees and costs associated with the preparation for arbitration. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.

(k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(l) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(m) Code Section 409A. The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the Parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Mr. Tan under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(n) Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mr. Tan and such officer of the Company as may be specifically designated by the Board.

(o) Independent Legal Counsel. Mr. Tan acknowledges that Mr. Tan has read and understands this Agreement, and acknowledges that Mr. Tan has had the opportunity to obtain independent legal advice prior to execution of this Agreement. To the extent that Mr. Tan fails to obtain independent legal advice, Mr. Tan covenants that such failure will not be used by Mr. Tan as a defense to the enforcement of the provisions of the Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Print Name:	Clyde R. Hosein
Title:	Vice President & CFO

/s/ Hock E. Tan
HOCK E. TAN

SIGNATURE PAGE TO TRANSITION AGREEMENT